(TRANSLATION)


To Whom It May Concern:

                                                                 August 31, 2004
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture



                     Notice of Repurchase of Shares through
               N-NET Closing Price Orders on Nagoya Stock Exchange


Toyota Motor Corporation ("TMC") determined the method for repurchasing its shares pursuant to the provisions of Article 210 of the Commercial Code and we hereby inform you as follows.

1.  Type of shares to be repurchased               Shares of common stock of TMC

2.  Aggregate number of shares to be repurchased   31,000,000 shares

3.  Date of repurchase                             September 1, 2004

4.  Purchase price                                 JPY 4,320 per share

5.  Method of repurchase

     Purchase through N-NET closing price orders on the Nagoya Stock Exchange during the period from 8:20 a.m. to 8:50 a.m. on September 1, 2004 (purchase orders shall be made during such trading hours only.)

6. Publication of the results of repurchase

     The results of repurchase will be announced after the conclusion of the 8:50 a.m. trading hour of September 1, 2004.

   (Note 1) The above number of shares shall not be changed. However, there is a possibility that a part or all of such shares may not be repurchased due to market conditions, etc.

   (Note 2) The shares for which orders to sell have been placed shall be repurchased up to the number of shares scheduled to be repurchased.


(Reference)

Matters resolved at the FY 2004 Ordinary General Shareholders' Meeting held on June 23, 2004.


o Type of shares to be repurchased                Shares of common stock of TMC

o Aggregate number of shares to be repurchased    Up to 65,000,000 shares

o Aggregate purchase price of shares              Up to JPY 250,000,000,000



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Shares having been repurchased up to August 31, 2004

o  Aggregate number of shares repurchased         0 shares
o  Aggregate purchase price of shares             JPY 0